PURCHASE AND SALE AGREEMENT BETWEEN
UPHAM OIL & GAS COMPANY, L.P., CRU JR. PRODUCING , L.P., UPHAM PRODUCING, L.P., BLU PRODUCING, L.P., MKU PRODUCING L.P., and RU PRODUCING L.P., ("UPHAM"), SELLER

AND

NYTEX PETROLEUM , INC, PURCHASER

Effective:July 7, 2014 at 7:00 am CST

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of the date of last acknowledgment herein but Effective for all purposes as of July 7, 2014 at 7:00 am (the "Effective Date and Time"), by and between Upham Oil & Gas Company, L.P., CRU Jr. Producing, L.P., Upham Producing, L.P., BLU Producing, L.P., MKU Producing L.P., and RU Producing L.P., ("Upham"), whose address is 999 Energy Avenue, P.O. Box 940, Mineral Wells, TX 76068, ("Seller"), and NYTEX Petroleum, Inc, a Delaware Corporation, whose address is 12222 Merit Dr., Suite 1850, Dallas, Texas 75251 ("Purchaser");

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser all Seller's right, title and interest in and to certain assets and properties, and Purchaser desires to purchase from Seller all of Seller's right, title and interest in and to such assets and properties, upon the tenns and subject to the conditions herein set forth. The assets and properties include those properties, wells, and associated equipment situated on or used directly with the leases described in Exhibit A attached hereto and incorporated herein as if set forth verbatim and sometimes hereinafter referred to collectively as the Property or Properties or the Transferred Assets.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows.

ARTICLE I

Purchase and Sale

1.1.    Conveyance and Transfer of Transferred Assets. Sellerand Purchaser hereby agree that, at the Closing, upon the tenns and subject to the conditions of this Agreement, Seller shall convey, transfer and assign to Purchaser, effective as of the Effective Time of Closing, all of Seller's right, title and interest in and to the Transferred Assets being (i) one hundred percent (100%) working interest in and to all leases listed on Exhibit A (the 100% working interest shall include all outstanding over-riding royalty interests now owned by lineal descendents of Chester R Upham, Jr. which will be conveyed to Seller contemporaneously with the closing of this transaction and merge with the working interests) and (ii) all right of way agreements, all pipelines and flow lines, compressor site lease, facility site leases, tanks, jacks, separators, compressors, well bores, tubing, casing, pumps and all other equipment and property directly used in connection with the operation and production from the leases listed on Exhibit A.

1.2.    Purchase Price. The purchase price (the "Purchase Price") for the Transferred Assets payable by Purchaser to Seller shall be Nine Million Two Hundred and Fifty Thousand Dollars and no/100s ($9,250,000.00) payable in two payments as follows:

(i)    A non-refundable earnest payment equal to 5% of the Purchase Price in the amount of Four Hundred and Sixty Two Thousand and Five Hundred Dollars and no/100s ($462,500.00) due and payable on July 7, 2014 either by wire transfer or otherwise immediately available funds. Such payment shall be non-refundable unless (i) the closing does not occur by the Closing Date due to the negligent or willful failure of Seller to perform its obligations hereunder and if Purchaser is not then in default hereunder; or (ii) if there is a material adverse change in the Transferred Assets prior to the Closing Date. In the event of the occurrence of either (i) or (ii) above the earnest money shall be refunded by Seller to Purchaser.

(ii) The balance of Eight Million Seven Hundred and Eighty Seven Thousand and Five Hundred Dollars and no/100s ($8,787,500.00) due and payable at Closing on August 29, 2014 either by wire transfer or otherwise immediately available funds. The Closing Date shall be effective September 1, 2014 ("Effective Date").

(iii) Purchaser has been conducting a title examination of the Properties prior to execution hereof pursuant to a letter of intent between the parties. Purchaser agrees to complete its due diligence title examination prior to July 18, 2014. Should Purchaser discover any title defect(s) which Purchaser believes in good faith is/are of a nature which title cannot be successfully defended against a claim made by a third party, based upon industry standards in the acquisition of oil and gas properties, then Purchaser shall notify Seller in writing prior to July 18, 2014. Within five (5) businessdays following written notification from Purchaser of any such title defect, Seller at its option, shall either cure the objection at Seller's expense prior to closing or advise Purchaser in writing that Seller does not intend to cure the objection. If Purchaser does not desire to accept the lease(s) covering the property or properties with such title defect the parties shall in good faith negotiate a reduction in the purchase price. In the event Purchaser accepts any properties with "title defects" such acceptance shall in no manner expand nor limit the special warranty contained in the Assignment and Bill of Sale.

1.3.    Deed, Assignment and Conveyance. At Closing, Seller shall execute the Assignment and Bill of Sale attached hereto as Exhibit B assigning the interests in and to the Properties to Purchaser. The attached Assignment and Bill of Sale may be revised to include additions, revisions or deletions to the Exhibits attached thereto.

1.4.    Texas Railroad Commission Documents.At closing, the parties shall execute all necessary documents required by the Texas Railroad Commission to transfer operating authority and plugging responsibility to Purchaser. As of the Closing Date, Purchaser shall have all bonds, letters or credit and other required documents in place with the Texas Railroad Commission as shall be necessary for Purchaser to assume full operations of the wells situated on the leases described in Exhibit A in compliance with all rules and regulations of the Texas Railroad Commission.

ARTICLE II

The Closing

2.1 Closing. The Closing shall take place at the offices of PURCHASER on August 29, 2014, or at such other time and place as the parties may mutually agree, but effective on the Effective Date.

ARTICLE III

Representations and Warranties of Seller and Purchaser Seller hereby represents and warrants as follows:
3.1.    Organization and Good Standing. All entities comprising Seller are Limited Partnerships. duly organized, validly existing and in good standing under the laws of the State of Texas, and have all requisite power and authority to own and lease the properties and assets they own and to carry on their business as such businesses are conducted.

3.2.    Authority; Authorization of Agreement. Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by Seller and the consummation of the transactions contemplated hereby have been duly authorized and approved by all owners of the entities comprising Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.    No Violations. This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i)    conflict with, or require the consent of any person or entity under any of the terms, conditions or provisions of the articles of formation, operating agreement or regulations of Seller;

(ii)    conflict with, result ina breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (a) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is aparty or by which Seller is bound orto which any of its properties are subject or (b) any lease, license, contract or other agreement or instrument to which Seller is a party or by which it is bound or to which any of its properties are subject; or

(iii)    result in the creation or imposition of any encumbrance upon the Transferred Assets.

3.4.    No Default; Compliance with Laws and Regulations.

3.4.1.    No Default. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or to which any of the Transferred Assets is subject, (ii) any order, judgment or decree of any governmental authority or (iii) to the best of Seller's knowledge, any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a material adverse effect; and

3.4.2.    Compliance. To the best of Seller's knowledge, Seller is in compliance with all legal requirements applicable to its business and operations.

3.5.    Taxes. All returns, statements and reports with respect to taxes which are required to be filed by Seller on or before the closing have been (or will have been by the closing) properly and timely filed with the appropriate governmental authorities and all such taxes shown thereon as due have been (or will have been by the closing) paid or deposited. At the time of filing, such returns, statements and reports correctly reflected (or will correctly reflect when filed) the facts regarding the income, assets, operations or other matters of Seller or any other information required to be shown thereon. There are no liens for taxes (other than the lien for current taxes not yet due and payable) on the Assets.

3.7.    Conveyance Rights. Seller represents that it has the right and authority to assign and convey the Properties hereunder. Seller shall warrant and defend the title to the Leases against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise.

Except as otherwise disclosed in this Agreement, Purchaser hereby represents and warrants that:

3.8.    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation .

3.9.    Corporate Authority; Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby will have been duly authorized and approved by the Board of Directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with itsterms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.10.    No Violations. This Agreement and the execution and delivery hereof by

Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consunmation of the transactions contemplated hereby will not:

(i) conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser;

(ii)    conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (a) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Purchaser is a party or by which Purchaser is bound or to which any of its properties is subject or (b) any lease, license, contract or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties is subject; or

(iii)    result in the creation or imposition of any encumbrance upon the assets of Purchaser; which violation, breach or encumbrance with respect to the matters specified in clauses of this Section 3.10 might reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser, taken as a whole.

3.11.    Funds Available. Purchaser has, or will have on the closing date, sufficient cash, available lines of credit or other sources of available funds to enable it to make payment of the Purchase Price on the closing date.

3.12.    Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending, or, to the knowledge of Purchaser, threatened against Purchaser or its subsidiaries or any of their respective properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

ARTICLE IV

Payment of Royalties; Gas Purchase Contract

4.1.    Seller. Seller shall be responsible for any and all liabilities, claims and demands arising out of the accounting and payment of proceeds of production from any of the wells to royalty owners, over-riding interest owners and working interest owners, insofar as the same relate to or arise out of actions of Assignor or events prior to the Closing Date and shall defend, indemnify, and hold Assignee harmless from and against all claims.

4.2.    . Purchaser. Purchaser shall be responsible for any and all liabilities, claims and demands arising out of the accounting and payment of proceeds of production from any of the wells to royalty owners, over-riding interest owners and working interest owners, insofar as the same relate to or arise out of actions of Purchaser or events after the Closing Date and shall defend, indemnify, and hold Seller harmless from and against all claims.

4.3.    Gas Purchase Contract. Seller is currently selling all of its gas and liquid hydrocarbons to Enbridge pursuant to a Contract between Seller and Enbridge. Within a reasonable time prior to the Closing Date, Purchaser shall make arrangements with Enbridge or another gas purchaser of its choice to commence purchasing the gas produced from the wells covered by this agreement as of the Closing Date or a date otherwise mutually agreeable to Seller and Purchaser. Seller and Purchaser agree to cooperate in good faith to determine the accounting procedures to be used to distribute and allocate all revenue from the sale of gas and liquid hydrocarbons between the parties effective as of the Closing Date.

4.4.    Survival of Obligations. The obligations of the parties set forth in this Article IV shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE V

Tax Matters

5.1.    Liability for Taxes.

5.1.1.    Seller. Seller shall be liable for (i) all taxes for any taxable period ending on or before the Effective Date and Time of Closing, (ii) any income taxes which are imposed on the gain recognized by Seller on the sale of the Transferred Assets pursuant to this Agreement and (iii) the portion, determined as described in Section 5.1.4, of any taxes (other than taxes described in clause (ii) above) for any taxable period beginning before and ending after the Effective Date and Time of Closing which is allocable to the portion of such period occurring on or before the Effective Date and Time of Closing (the "Seller Period").

5.1.2.    Purchaser. Purchaser shall be liable for (i) all taxes for which Seller is not responsible under Section 5.1.1 and (ii) any sales, use, transfer or similar taxes arising from the transactions contemplated in this Agreement.

5.1.3.    Indemnity. Seller shall indemnify and hold Purchaser harmless from any liability for amounts for which Seller is liable pursuant to Section 5.1.1. Purchaser shall indemnify and hold Seller harmless from any liability for amounts for which Purchaser is liable pursuant to Section 5.1.2. The amount of any indemnity under this Section 5.1.3 shall include any additional amount necessary to indemnify the recipient of the indemnity payment against any taxes imposed, and any attorneys' fees or other litigation costs incurred, in connection with such indemnity payment.

5.1.4.    Ad Valorem Taxes. Whenever it is necessary for purposes of Section 5.1.1 to determine the portion of any Taxes for a taxable period beginning before and ending after the Effective Date and Time of Closing which is allocable to the Seller Period, the determination shall be made, in the case of ad valorem taxes, on a per diem basis and, in the case of other taxes, on the assumption that the Seller Period constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Effective Date and Time of Closing that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Seller Period on a per diem basis).

5.1.5.    Refunds. If either Seller or Purchaser or any affiliate thereof receives (whether by payment, credit, offset or otherwise) a refund in respect of any taxes for which the other party is liable under Section 5.1.l or 5.1.2, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party liable for the taxes with respect to which the refund was received. The parties shall cooperate with each other in talcing all necessary steps to claim any such refund.

5.2.    Cooperation and Exchange of Information . Seller or Purchaser will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability for taxes for anyperiod for which such other party is or may be liable under Section 5.1.1 or 5.1.2. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return or claim for refund, indetermining a liability or a right to refund or in conducting any audit or other proceeding in respect of taxes imposed on the parties or their respective affiliates.    The parties and their affiliates will preserve and retain all returns, schedules, work papers and other documents relating to any such returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (with regard to waivers and extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall malce such documents available to representatives of the other party upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to malce copies of any such books and records as they shall deem necessary. Seller or Purchaser further agrees to permit representatives of the other party to meet with employees of such party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 5.2. Seller or Purchaser shall malce available to the representatives of the other party at the then current administrative headquarters of such party sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this Section 5.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 5.2 at its own expense.

5.3.    Payment of Taxes.

5.3.1.    Payment. All taxes shall be paid by the party that is legally responsible therefor as provided for in Section 5.1.1. and 5.1.2. hereof.

5.3.2.    Time of Payment. Except as otherwise provided in this Article V, any amount to which a party is entitled under this Article V shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated that the taxes to which such amount relates are due and that provides details supporting the calculation of such amount. With regard to ad valorem taxes for the year 2014, Purchaser shall request payment from Seller prior to December 1, 2014 and Purchaser shall pay all the ad valorem taxes assessed against the Properties to the tax collection authority prior to December 31, 2014.

5.3.3.    Purchaser Liability. In the event Purchaser is liable for any taxes pursuant to Section
5.l .2(ii) as a result of the sale of the Transferred Assets, Purchaser shall notify Seller in writing of the amount of any such taxes and the due date thereof no later than fifteen (15)days prior to such due date and shall remit such amount to the taxing authority if not otherwise paid or to Seller if paid no later than five (5) days prior to such due date.

5.4.    Survival of Obligations. The obligations of the parties set forth in this Article V shall be unconditional and absolute and shall remain in effect without limitation as to time.

5.5.    Conflict. In the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.

ARTICLE VI

Termination

6.1.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(i)    by the mutual written agreement of Seller and Purchaser; or

(ii) by Seller or Purchaser, if the consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any governmental authority having competent jurisdiction enjoining, restraining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby; provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 6.1(ii) if the event giving rise to such right shall be due to the negligent or willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party;

(iii) by either Seller or Purchaser if the Closing shall not have occurred prior to 5:00 p.m., August 29, 2014; provided, that the Closing was not delayed as a result of the negligent or willful failure of the terminating party to perform its obligations hereunder; or

6.2.    Effect of Termination. The following provisions shall apply in the event ofa termination of this Agreement :

6.2.1.    No Liability. Ifthis Agreement is terminated as permitted under Section 6.1
(i) or (ii) and not as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability of any party to this Agreement or any affiliate, shareholder, director, officer, employee, attorney, agent or representative of such party.

6.2.2.    Purchaser Liability. If this Agreement is terminated asaresult ofthe negligent or willful failure of Purchaser to perform its obligations hereunder, Purchaser shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Seller.

6.2.3.    Seller Liability. If this Agreement shall be terminated as a result of the negligent or willful failure of Seller to perform its obligations hereunder, Seller shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Purchaser.

6.2.4. Survival. The parties hereto hereby agree that the provisions of Sections 6.2.2 and 6.2.3 and Article IV and Article X shall survive any termination of this Agreement.

ARTICLE VII

Scope of Representations and Warranties: Indemnification

7.1.    Scope of Representations of Seller. Except as and to the extent expressly set forth herein, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser (including, but not limited to, any opinion, information or advice which may have been provided to Purchaser by any affiliate, officer, stockholder, director, employee, agent, consultant or representative of Seller, any petroleum engineer or engineering firm, Seller's counsel or any other agent, consultant or representative). Without limiting the generality of the foregoing, except as and to the extent expressly set forth herein and/or in the Assignment, Bill of Sale and Conveyance, Seller makes no representations or warranties as to (i) the title to any of the Properties,(ii) the amounts of hydrocarbon reserves attributable to the Properties, (iii) any geological or other interpretations or economic evaluations, or (iv) the environmental condition of the Transferred Assets. Seller expressly disclaims and negates asto personal property and fixtures; (a) any implied or expressed warranty of merchantability; (b) any implied or expressed warranty of fitness for a particular purpose; and (c) any implied or expressed warranty of conformity to models or samples of materials. Purchaser expressly agrees that the personal property and the wells will be assigned and accepted "as is, where is and with all fault" and in their present condition and state of repair. Purchaser acknowledges and affirms that prior to Closing, Purchaser has had full access to and has made its own independent investigation, analysis and evaluation of the Transferred Assets.

7.2.    Assumed Liabilities and Obligations. Purchaser assumes the following liabilities and obligations: (a) all future plugging, replugging, abandonment, removal, disposal, and restoration obligations associated with the wells and equipment associated with the wells; (b) the necessary and proper capping and burying of all associated flow lines located on the Leases; (c) all necessary disposal of naturally occurring radioactive material (NORM); and (d) removal of any structures and equipment associated with the wells.

7.3.    Indemnification. Purchaser agrees to indemnify, hold harmless and defend Seller from and against, and release Seller from all claims, demands, losses, damages, punitive damages,costs, expenses, causes of action, orjudgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations including claims for personal injury, illness, disease, wrongful death, damage to property, environmental damage or pollution, attributable to or arising out of the assumed liabilities and obligations of Purchaser as set forth above.

7.4.    Survival of Provisions. The provisions contained in this Article VII shall survive closing and shall remain in effect without limitation as to time

ARTICLE VIII

Brokers

Purchaser and Seller each represent to the other that it has not, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions that might be entitled to a fee or commission for which the other party shall have any obligation or responsibility upon the execution of this Agreement or the conswnmation of such transactions.

ARTICLE IX

Expenses

Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller or Purchaser, as the case may be, depending upon which party incurred such costs and expenses so that the Party incurring an expense bears all costs of same.

ARTICLE X

Notices: Miscellaneous

10.1.    Notices. All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

(i)    Ifto Purchaser, to:

NYTEX Petroleum, Inc. Attention: Michael Galvis 12222 Merit Drive, Suite 1850
Dallas, Texas 75251

(ii)    If to Seller to:

Upham Oil & Oas Company, L.P. Attention: Paul McGettes
999 Energy Avenue
P.O. Box 940
Mineral Wells, TX 76068

10.2.    Miscellaneous.

I 0.2. 1. Exclusive Agreement. This Agreement supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein and is intended as acomplete and exclusive statement of the terms of the agreement between the parties with respect to the transactions contemplated herein.

10.2.2. Choice of Law; Choice of Forum; Amendments; Headings. This Agreement

shall be governed by the internal laws of the State of Texas without giving effect to principles of conflicts oflaws. This Agreement may not be changed or terminated orally.The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein", "hereby", "hereto" and "hereof' refer to this Agreement as a whole. The term "include" and derivatives thereof are used in an illustrative sense and not a limitative sense.

I 0.2.3. Assignments and Third Parties. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release any party of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any party other than the parties hereto or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

I 0.2.4. Employees. As of date hereof, Seller employs five pumpers to perfonn pumping services for all of the wells included in the Transferred Assets. Upham agrees to make all five of such employees available for employment by Purchaser as of the Closing Date. Purchaser agrees to offer employment to such pumpers based on substantially equivalent or greater compensation now being paid by Seller. Within a reasonable time prior to the Closing Date Purchaser may confer with such employees regarding employment with Purchaser.

10.2.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

10.2.6.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

10.2.7.    Further Assurances .

(i)    Tue parties hereto each agree to deliver or cause to be delivered to the others on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

(ii)    After the Closing, Seller and Purchaser shall; and shall cause their affiliates to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices, assumptions, releases, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser, its successors or assigns, all of the Transferred Assets intended to be conveyed to Purchaser pursuant to this Agreement have been conveyed.

10.2.8 Attorneys' Fees. In the event of any litigation concerning the subject matter of this Agreement, the prevailing party shall be entitled to an award of its reasonable costs of litigation and collection, including attorneys' fees, costs and expenses, expert witness fees and other charges and expenses reasonably incurred in connection therewith.

IN WITNESS WHEREOF,the undersigned have executed this Agreement as of the date first written above.

SELLER:

UPHAM OIL AND GAS COMPANY, LP BY ITS GENERAL PARTNER,
UPHAM, LLC
By: /s/ Paul McGettes
Paul McGettes, Manager

UPHAM PRODUCING, L.P.
By:    Upham, LLC, a Texas Limited Liability Company General Partner
By: /s/ Paul McGettes
Paul McGettes, Manager

CRU JR Producing, L.P.
By: C R UPHAM JR, LLC, a Texas Limited Liability Company, General Partner
By: /s/ Virginia Lee Upham
Virginia Lee Upham, Manager

BLU Producing, L.P.
By: B U UPHAM, LLC, a Texas Limited Liability Company, General Partner
By: /s/ Barbara Lee Upham
Barbara Lee Upham, Manager

MKU Producing, L.P.
By: M K UPHAM, LLC, a Texas Limited Liability Company, General Partner
By: /s/ Mary Kathleen Upham
Mary Kathleen Upham, Manager

RU Producing, L.P.
By: R UPHAM, LLC, a Texas Limited Liability Company, General Partner
By: /s/ Chester R. Upham III
Chester R. Upham, Manager

PURCHASER:

NYTEX PETROLEUM, INC.
By: /s/ Michael Galvis
Michael Galvis, Chairman & CEO